Consent of Independent Registered Public Accounting Firm

Codorus Valley Bancorp, Inc.

York, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2020, relating to the consolidated financial statements of Codorus Valley Bancorp, Inc. and the effectiveness of Codorus Valley Bancorp, Inc.’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the “Experts” caption in the Prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania

July 29, 2020